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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Siebel Systems, Inc.:

We consent to incorporation by reference in the registration statement dated March 4, 1997 on Form S-8 of Siebel Systems, Inc. of our report dated April 26, 1996, except as to Note 7, which is as of July 3, 1996, relating to the balance sheets of Siebel Systems, Inc. as of December 31, 1994, and 1995, and the related statements of operations, shareholders' equity, and cash flows for the period from September 13, 1993 (inception) to December 31, 1993 and for years ended December 31, 1994 and 1995, which report appears in the registration statement dated September 16, 1996 (No. 333 - 12061) on Form S-1 of Siebel Systems, Inc.

                                              KPMG Peat Marwick LLP

San Jose, California
March 4, 1997